Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, being authorized to represent and jointly sign on behalf of WINDER PTE. LTD. (the "Company"), has made, constituted and appointed, and by these presents does make, constitute and appoint REID HOOPER, RYAN WALKER, JASON MINIO and CATHY RUDE as the undersigned's true and lawful attorney to prepare, execute, and file for and on behalf of the Company a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the Company to make electronic filings with the United States Securities and Exchange Commission.

The undersigned acknowledges that the foregoing attorney-in-fact is serving in such capacity at the request of the undersigned.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) revocation by the Company in a signed writing delivered to the foregoing attorneys-in-fact, or (b) as to any attorney-in-fact individually, such attorney-in-fact is no longer employed by Cooley LLP, or (c) one (1) year from the date of this Power of Attorney.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed in Singapore on the 4th day of May, 2023.

Winder Pte. Ltd.

/s/ Sharon Yam Kwai Ying
Name: Sharon Yam Kwai Ying
Title: Director

/s/ Li Li Kuan
Name: Li Li Kuan
Title: Director